UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/11/2009

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-04801

Delaware	06-0247840
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

123 Main Street
Bristol, Connecticut
06010
(Address of principal executive offices, including zip code)

(860) 583-7070
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 11, 2009, the Board of Directors (the "Board") of Barnes Group Inc. (the "Company") appointed Ms. Marian Acker to the position of Vice President, Controller, effective January 1, 2010. She will serve as the Company's principal accounting officer, replacing Mr. Francis C. Boyle, Jr., Vice President, Finance and Chief Accounting Officer, in that capacity. Mr. Boyle will continue with the Company until his previously announced retirement on February 28, 2010. Ms. Acker is 47 years old. She joined the Company in 1993 and has held various positions of increasing responsibility in the Company's finance group since she joined the Company.

Effective January 1, 2010, Ms. Acker will receive an annual allowance of $20,000 for costs associated with car, car expenses, any club memberships, cell phones and PDAs. She will continue to participate in the Company's Management Incentive Compensation Plan. Her target incentive for 2010 will be 35% of salary and her maximum payout for 2010 will be 105% of salary, based on corporate results to be set by the Compensation and Management Development Committee (the "Committee") of the Board. Ms. Acker's salary will continue at an annual rate of $220,000. Her salary level will be reviewed on or about February 8, 2010 when the Committee is expected to consider salary actions for the executive officers. In addition, on or about February 8, 2010 when the Committee is expected to consider stock grants to other employees of the Company, Ms. Acker will, subject to her continued employment, be granted under the Barnes Group Inc. Stock and Incentive Award Plan (the "Stock Plan") a long-term incentive grant with an approximate aggregate "calculated value" of $50,000, as follows:

-        50% ($25,000) of the aggregate calculated value will be granted in the form of performance-vested restricted stock units for the performance period January 1, 2010 through December 31, 2012, that will be payable annually between February 1st and March 15th of each year, beginning in 2011, subject to achieving pre-set goals to be set by the Committee,

-        50% ($25,000) of the aggregate calculated value will be granted in the form of time-vested restricted stock units that will vest ratably 18, 30 and 42 months after the grant date.

Dividend equivalents will be payable on both the performance-vested restricted stock units and the time-vested restricted stock units. The dividend equivalents will be determined by multiplying the number of restricted stock units by the dividend per share paid on the Company's common stock.

Ms. Acker will participate in all other benefit plans and perquisites which the Company makes available to its officers from time to time, on a basis commensurate with her position, including retirement benefits to be provided under the Company's Salaried Retirement Income Plan, the Retirement Benefits Equalization Plan, and the Supplemental Executive Retirement Plan. Ms. Acker will also participate in the Company's Senior Executive Enhanced Life Insurance Program (the "SEELIP"). The Company will pay the premiums on the SEELIP. The insurance policy will be owned by Ms. Acker and will have a death benefit equal to four times her salary. The Company will gross up Ms. Acker for any income tax attributable to the premiums paid by the Company in accordance with the SEELIP.

In connection with her appointment, the Board also authorized a severance (change in control) agreement with Ms. Acker on substantially the same terms generally entered into between the Company and its executive officers. In addition, the Board authorized entering into an incentive compensation reimbursement agreement with Ms. Acker.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARNES GROUP INC.

Date: December 17, 2009	By:	/s/ Christopher J. Stephens, Jr.
Christopher J. Stephens, Jr.
Senior Vice President, Finance and Chief Financial Officer